Exhibit 99.1

August 2, 2012

PDC Energy Announces Second Quarter 2012 Results; Net Income Increased 34%; Net Production from Continuing Operations Increased 11%; Strong Horizontal Codell Well Results; Updated 2012 Guidance

DENVER, August 2, 2012: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today reported its second quarter 2012 operating and financial results.

Net income for the quarter ended June 30, 2012 was $12.3 million, or $0.46 per diluted share, compared to net income of $9.2 million, or $0.39 per diluted share, in the second quarter of 2011. Adjusted net loss, a non-GAAP financial measure defined below, was $1.7 million for the quarter ended June 30, 2012, as compared to an adjusted net loss of $2.4 million for the same 2011 period. Adjusted cash flows from operations, a non-GAAP financial measure defined below, decreased 14% to $29.2 million for the second quarter of 2012, compared to $34.1 million in the second quarter 2011.

Second Quarter 2012 Highlights

•	Net production from continuing operations increased 11% to 11.5 billion cubic feet equivalent (“Bcfe”) in the second quarter of 2012, compared to 10.5 Bcfe in the second quarter of 2011.

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Crude oil production from continuing operations for the second quarter of 2012 increased 22% over the second quarter of 2011, and natural gas liquids (“NGLs”) production from continuing operations for the second quarter of 2012 increased 41% over the same 2011 period.

•	PDC drilled and completed its first horizontal Codell well which realized a 30-day initial production (“IP”) rate of 420 barrels of oil equivalent per day (“Boe/d”) with a liquids content of over 80%.

•	Crude oil and natural gas liquids represented 34% of total production volumes from continuing operations during the second quarter compared to 29% in the second quarter 2011.

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The Company completed a $327 million acquisition of core Wattenberg Field assets totaling approximately 35,000 net acres, subject to certain post-closing adjustments related to final title confirmation of leasehold. The closing date of the transaction was June 29, 2012.

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PDC completed a public offering of 6,500,000 shares of its common stock in May 2012, at an offering price of $26.50 per share. Net proceeds of $164 million were used to finance a portion of the Company’s acquisition of the core Wattenberg Field assets.

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The Company’s available liquidity at June 30, 2012 was $261 million. The primary transactions impacting liquidity during the second quarter 2012 were the cash disbursement for the acquisition of the core Wattenberg Field assets, the net equity proceeds raised through the common stock offering, and a $125 million increase in the Company’s borrowing base, primarily related to the Wattenberg Field asset acquisition.

James Trimble, President and Chief Executive Officer, stated, “We continued the transition of our production to a larger percentage of oil and NGLs in the second quarter through the successful execution of our horizontal Niobrara drilling program in the Wattenberg Field. We anticipate our acquisition in the core Wattenberg Field and the addition of a second horizontal rig in early July will further increase our percentage of oil and NGL production. Revenues for the quarter were impacted by weaker commodity prices, while production was adversely impacted by high line pressure in the Wattenberg Field. We continue to experience excellent well results from our horizontal Wattenberg Field drilling program both in the Niobrara and now in the Codell Sand formation.”

Financial Results

Total revenues for the second quarter of 2012 decreased slightly to $106 million, compared to $107 million for the second quarter of 2011. Natural gas, NGL and crude oil sales revenues decreased 14% to $56.9 million for the second quarter of 2012, from $65.8 million for the same 2011 period. The average sales price for natural gas, NGLs and crude oil, excluding realized and unrealized gains on derivatives, for the second quarter of 2012 was $4.93 per thousand cubic feet equivalent (“Mcfe”), compared to $6.29 per Mcfe for the same quarter of 2011.

Commodity price risk management activities resulted in a net gain of $38.7 million for the second quarter of 2012. The gain was comprised of a $16.2 million realized gain and a $22.5 million unrealized gain. For the second quarter of 2011, commodity price risk management resulted in a net gain of $20.5 million, which was comprised of a $1.8 million realized gain and an $18.7 million unrealized gain. The average sales price of natural gas, NGLs and crude oil in the second quarter of 2012, including realized gains and losses on derivatives, decreased 2% to $6.33 per Mcfe, compared to $6.47 per Mcfe in the second quarter of 2011.

Production costs, which include lease operating expenses, production taxes, overhead, and other production expenses, were $18.9 million, or $1.64 per Mcfe for the second quarter of 2012, compared to $16.9 million, or $1.62 per Mcfe for the second quarter of 2011. Lease operating expense (“LOE”) for the second quarter of 2012 increased to $11.9 million, compared to $10.3 million in the second quarter of 2011. The increase was primarily the result of a second quarter 2012 increase in production, offset in part by environmental expense. On a per Mcfe basis, LOE increased to $1.03 in the second quarter 2012, from $0.98 in the same 2011 period. Production taxes, which fluctuate with natural gas, NGL and crude oil revenues, decreased slightly to $3.9 million for the second quarter of 2012, compared to $4.1 million for the same 2011 period. The decrease was primarily attributable to the decrease in natural gas, NGL and crude oil sales in the second quarter of 2012. Overhead and other production expenses increased slightly to $3.1 million for the second quarter 2012, compared to $2.5 million for the second quarter of 2011.

Exploration expense increased to $2.6 million in the second quarter of 2012 from $1.2 million in the second quarter of 2011. The increase was primarily related to activity in the Marcellus Shale in West Virginia and in the Utica Shale in Ohio during the second quarter of 2012.

General and administrative expenses decreased to $14.4 million in the second quarter of 2012, compared to $19.5 million in the same 2011 period. The decrease was primarily attributable to a $6.7 million expense incurred during the second quarter of 2011 for the separation agreement with the Company’s former chief executive officer, offset in part by increases in payroll and employee benefits during the second quarter of 2012.

Depreciation, depletion and amortization (“DD&A”) expense related to natural gas and crude oil properties for the second quarter of 2012 increased 13% to $32.6 million, or $2.82 per Mcfe, compared to $28.9 million, or $2.76 per Mcfe, in the second quarter 2011. The increase was driven primarily by the increase in production volumes for the second quarter 2012. Total DD&A expense for the second quarter of 2012 was $34.4 million compared to $30.6 million for the second quarter of 2011.

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Interest expense increased 11% to $10.1 million in the second quarter of 2012, from $9.1 million in the same 2011 period. The increase was primarily due to a higher average outstanding balance on the Company’s revolving credit facility during the second quarter of 2012.

Acquisition

On June 29, 2012, the Company completed an acquisition of certain core Wattenberg Field assets including oil and natural gas properties, leasehold mineral interests of approximately 35,000 net acres, and other related assets, subject to certain post-closing adjustments related to final title confirmation of leasehold. The purchase price was approximately $327 million. The acquisition is expected to increase the Company’s total core Wattenberg Field leasehold to approximately 103,000 net acres and adds approximately 180 horizontal Niobrara drilling locations to PDC’s inventory. In July 2012, PDC commenced a workover program on the newly acquired wells to enhance production volumes.

Drilling Activity

During the six months ended June 30, 2012, PDC continued to focus its operations and leasehold acquisitions in the oil- and liquid-rich Wattenberg Field in Colorado and the emerging Utica Shale play in Ohio. The Company drilled 13 horizontal wells in the Wattenberg Field, of which eight were completed and turned-in-line as of June 30, 2012. During the second quarter of 2012, the Company initiated its Wattenberg horizontal downspacing pilot program on a 320-acre unit (equivalent to a gross 12-well per section pilot test). The Company began utilizing pad drilling for improved drilling and completion efficiencies, and in early July 2012, added a second drilling rig in the Wattenberg Field. PDC also drilled and completed its first horizontal Codell well which realized a 30-day IP rate of 420 Boe/d with a liquids content of over 80%. The Company anticipates the Niobrara downspacing and horizontal Codell programs should provide a substantial increase in its current inventory of 546 horizontal drilling locations in the Wattenberg Field.

Production growth for the second quarter 2012 was adversely affected by high line pressures experienced by PDC’s principal third-party provider of gathering, processing and transportation facilities in the Wattenberg Field. The high line pressure was the result of two primary factors: a series of challenges experienced by third-party downstream transportation and fractionation facilities, and abnormally warm temperatures which caused reduced efficiency in a third-party gatherer’s compression facilities. PDC is working closely with its primary midstream provider who is currently implementing a multi-year facility expansion capable of significantly increasing long-term gathering and processing capacity in the Wattenberg Field.

The Company participated in two horizontal and three vertical Wattenberg Field non-operated drilling projects during the first six months of 2012. PDC also completed 103 refrac/recompletion projects on 55 wells in the Wattenberg Field. The remaining activity in the Company’s Western Operating Region was the completion of its final three Piceance wells drilled in 2011.

PDC drilled and completed three horizontal wells in the Marcellus Shale in West Virginia. The three-well pad realized a 30-day IP rate of approximately 18 million cubic feet equivalent per day (“MMcfe/d), gross. The Company also cored and completed two vertical Utica test wells in Ohio during the first six months of 2012, and commenced drilling its first horizontal Utica well located in Guernsey County, Ohio, which recently reached total depth.

Full Year Guidance

PDC has updated full year guidance to reflect the Wattenberg Field asset acquisition, the issuance of common stock in the second quarter 2012, and lower natural gas and NGL prices. Production guidance for the full year 2012 is being revised downward to 51.5 Bcfe as a result of the impact of midstream related production constraints from high line pressure and abnormally hot weather in the Wattenberg Field, the completion delay of a three-well pad in the Marcellus Shale caused by a delay in the receipt of a pipeline permit, and a modest reduction in the refrac/recompletion program in the Wattenberg Field.

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Capital expenditures for the full year, excluding the recent Wattenberg Field acquisition, are projected to be $288 million, including $182 million of development investment in the Wattenberg Field, and $95 million of exploration investment related to lease acquisition and exploratory drilling activities in the Utica Shale in Ohio. The Company’s Utica joint venture (“JV”) process is progressing with initial bids from potential JV partners due in August 2012. PDC anticipates the formation of a JV in the Utica play would provide the Company the opportunity to accelerate the development and expansion of its 45,000 net acres in the Utica play.

The following table provides PDC’s updated guidance for its expected range of financial results for the full year 2012. The table excludes the impact of the formation of a potential JV in the Utica play (in millions, except per share data):

	2012 Guidance
	Low	High
Natural gas, NGL and crude oil sales	$258	$287
Realized gain on derivatives	58	44
Other revenues	7	7

Total revenues	323	338
Production costs	91	89
General and administrative expense	59	57
Gain on sale of properties and equipment(1)	(26)	(27)

Adjusted EBITDAX	199	219
Exploration expense	8	7

Adjusted EBITDA	191	212
Impairment of natural gas and crude oil properties	2	2
Depreciation, depletion and amortization	142	150
Interest expense, net	45	42
Provision for income taxes	1	7

Adjusted net income	$1	$11

Adjusted cash flows from operations	$145	$164

Weighted-average diluted shares	27.7	27.7
Adjusted earnings per diluted share	$0.05	$0.41
Adjusted cash flows from operations per diluted share	$5.24	$5.93

(1)	Includes discontinued operations.

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The following table provides production by area of operation, as well as the weighted-average sales price for the three and six months ended June 30, 2012 and 2011, excluding realized derivative gains or losses:

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Percent	2012	2011	Percent
Natural gas (MMcf)
Western	6,208.0	6,151.2	0.9%	13,088.2	12,938.7	1.2%
Eastern	1,462.9	1,250.2	17.0%	2,948.4	2,117.1	39.3%
Other	5.0	9.8	(49.0)%	13.4	21.6	(38.0)%

Total	7,675.9	7,411.2	3.6%	16,050.0	15,077.4	6.5%

Weighted-Average Sales Price	$1.56	$3.54	(55.9)%	$1.83	$3.29	(44.4)%

Crude oil (MBbls)
Western	449.2	368.4	21.9%	1,002.0	688.4	45.6%
Eastern	2.8	1.6	75.0%	5.2	2.7	92.6%
Other	—	0.1	(100.0)%	—	0.2	(100.0)%

Total	452.0	370.1	22.1%	1,007.2	691.3	45.7%

Weighted-Average Sales Price	$87.98	$94.35	(6.8)%	$90.54	$92.15	(1.7)%

NGLs (MBbls)
Western	191.6	134.4	42.6%	418.8	281.9	48.6%
Other	0.9	1.9	(52.6)%	2.5	3.2	(21.9)%

Total	192.5	136.3	41.2%	421.3	285.1	47.8%

Weighted-Average Sales Price	$26.66	$34.06	(21.7)%	$27.45	$39.41	(30.3)%

Natural gas equivalent (MMcfe)
Western	10,054.2	9,168.4	9.7%	21,613.2	18,760.4	15.2%
Eastern	1,479.6	1,259.8	17.4%	2,979.4	2,133.5	39.6%
Other	9.7	21.8	(55.5)%	28.7	42.0	(31.7)%

Total	11,543.5	10,450.0	10.5%	24,621.3	20,935.9	17.6%

Weighted-Average Sales Price	$4.93	$6.29	(21.6)%	$5.37	$5.95	(9.7)%

Commodity Price Risk Management Activities

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The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a variety of floors, collars, fixed-price and basis swaps on a portion of its estimated natural gas and crude oil production. PDC sells all of its physical natural gas and crude oil at similar prices to the indices inherent in its derivative instruments. As a result, for the volumes underlying its derivative positions, the Company ultimately realizes a price related to its collars of no less than the floor and no more than the ceiling and, for its commodity swaps, ultimately realizes the fixed price related to its swaps. A complete listing of the Company’s derivative positions as of June 30, 2012 is included in the Company’s Quarterly Report Form 10-Q, available at the Company’s website at www.pdce.com.

Non-GAAP Financial Measures

PDC customarily refers to “adjusted cash flows from operations”, “adjusted net income (loss)”, and “adjusted EBITDA”, each of which are non-GAAP financial measures. Adjusted cash flows from operations are the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted net income (loss) is net income (loss) excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period. Adjusted EBITDA is net income (loss) plus unrealized derivative loss, interest expense, net of interest income, income taxes, impairment of natural gas and crude oil properties and depreciation, depletion and amortization for the period, less unrealized derivative gains. The Company believes it is important to consider adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDA separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year. The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company’s business, but merely a timing issue from one period to the next, with fluctuations generally caused by changes in commodity prices. Adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

The following tables provide the calculations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA, non-GAAP measures, from its most comparable U.S. GAAP measure (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted cash flows from operations:
Net cash flows from operating activities	$25.4	$56.1	$69.7	$71.6
Changes in assets and liabilities	3.8	(22.0)	9.0	(11.4)

Adjusted cash flows from operations	$29.2	$34.1	$78.7	$60.2

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Adjusted Net Income (Loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted net income (loss):
Net income (loss)	$12.3	$9.2	$28.1	$(10.8)
Unrealized (gain) loss on derivatives, net	(22.6)	(18.7)	(24.1)	9.1
Tax effect of above adjustments	8.6	7.1	9.2	(3.5)

Adjusted net income (loss)	$(1.7)	$(2.4)	$13.2	$(5.2)

Weighted-average diluted shares outstanding	26,728	23,723	25,268	23,460

Adjusted diluted earnings per share	$(0.06)	$(0.10)	$0.52	$(0.22)

Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA:
Net income (loss)	$12.3	$9.2	$28.1	$(10.8)
Unrealized (gain) loss on derivatives, net	(22.6)	(18.7)	(24.1)	9.1
Interest expense, net	10.1	9.1	20.5	18.1
Income tax provision	6.1	3.4	15.6	(8.9)
Impairment of natural gas and crude oil properties	0.3	0.5	1.0	1.0
Depreciation, depletion and amortization	34.5	32.7	74.3	65.0

Adjusted EBITDA	$40.7	$36.2	$115.4	$73.5

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PDC ENERGY, INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Natural gas, NGL and crude oil sales	$56,879	$65,762	$132,189	$124,572
Sales from natural gas marketing	8,917	18,897	20,751	34,099
Commodity price risk management gain (loss), net	38,729	20,537	50,230	(3,345)
Well operations, pipeline income and other	1,520	1,755	3,221	3,598

Total revenues	106,045	106,951	206,391	158,924

Costs, expenses and other:
Production costs	18,880	16,895	38,069	35,367
Cost of natural gas marketing	8,761	18,207	20,253	33,200
Exploration expense	2,570	1,215	4,633	2,884
Impairment of natural gas and crude oil properties	370	499	1,023	952
General and administrative expense	14,378	19,509	29,086	33,382
Depreciation, depletion and amortization	34,448	30,592	74,262	61,577
Gain on sale of properties and equipment	(2,246)	—	(2,400)	—

Total costs, expenses and other	77,161	86,917	164,926	167,362

Income (loss) from operations	28,884	20,034	41,465	(8,438)
Interest income	—	2	2	11
Interest expense	(10,053)	(9,067)	(20,497)	(18,129)

Income (loss) from continuing operations before income taxes	18,831	10,969	20,970	(26,556)
Provision for income taxes	6,179	2,804	6,938	(11,474)

Income (loss) from continuing operations	12,652	8,165	14,032	(15,082)
Income (loss) from discontinued operations, net of tax	(381)	1,000	14,074	4,323

Net income (loss)	$12,271	$9,165	$28,106	$(10,759)

Earnings per share:
Basic
Income (loss) from continuing operations	$0.48	$0.35	$0.56	$(0.64)
Income (loss) from discontinued operations	(0.02)	0.04	0.56	0.18

Net income (loss)	$0.46	$0.39	$1.12	$(0.46)

Diluted
Income (loss) from continuing operations	$0.47	$0.35	$0.55	$(0.64)
Income (loss) from discontinued operations	(0.01)	0.04	0.56	0.18

Net income (loss)	$0.46	$0.39	$1.11	$(0.46)

Weighted-average common shares outstanding:
Basic	26,597	23,491	25,103	23,460

Diluted	26,728	23,723	25,268	23,460

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2012 Second Quarter Teleconference and Webcast

PDC plans to host a conference call with investors to discuss 2012 second quarter results. The Company invites you to join James Trimble, President and Chief Executive Officer; Gysle Shellum, Chief Financial Officer; Barton Brookman, Senior Vice President – Exploration and Production; and Lance Lauck, Senior Vice President – Corporate Development, for a conference call on Thursday, August 2, 2012, for a discussion of its results. The related slide presentation will also be available on PDC’s website at www.pdce.com.

Conference Call and Webcast:

Date/Time: Thursday, August 2, 2012, 11:00 a.m. EDT (9:00 a.m. MDT)

Webcast available at: www.pdce.com

Domestic (toll free): 877-312-5520

International: 253-237-1142

Conference ID: 98302809

Replay Numbers:

Domestic (toll free): 855-859-2056

International: 404-537-3406

Conference ID: 98302809

The replay of the call will be available through Thursday, August 9, 2012.

Upcoming Industry Conference Participation

PDC is scheduled to present at EnerCom’s Oil & Gas Conference in Denver, Colorado on Tuesday, August 14, 2012. Please see the Company’s website at www.pdce.com for full details and webcast information.

About PDC Energy, Inc.

PDC is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused primarily in the Wattenberg Field of Colorado, including the horizontal Niobrara, the Marcellus Shale development in West Virginia and the Utica Shale in Ohio. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) regarding PDC’s business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this report are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding projected natural gas and oil production (including the ratio of natural gas to oil/NGL production) and estimated reserves, future financial results, drilling plans, including potential Niobrara downspacing and horizontal Codell opportunities, future cash flows, anticipated liquidity, anticipated capital expenditures, the Utica joint venture process, and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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•	changes in production volumes, worldwide demand and commodity prices for natural gas and oil;

•	the availability of sufficient pipeline and other transportation facilities to carry PDC’s production and the impact of these facilities on price;

•	changes in estimates of proved reserves;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies and services at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws;

•	the identification of and severity of environmental events and governmental responses to the events;

•	the effect of natural gas and oil derivative activities;

•	conditions in the capital markets; and

•	losses possible from pending or future litigation.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2011 Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2012, and other subsequent filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

CONTACTS:	Ron Wirth Director Investor Relations 303-860-5830 ron.wirth@pdce.com Marti Dowling Investor Relations Manager 303-831-3926 marti.dowling@pdce.com

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